Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports First Quarter 2025 Results

First Quarter 2025
•Revenues of $1.5 billion
•EPS of $(5.21); Adjusted EPS* of $(4.25)
•Cash used in operations of $420 million; Free cash flow* usage of $474 million

Wichita, Kan., May 1, 2025 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit,” “Spirit AeroSystems” or the “Company”) reported first quarter 2025 financial results.
Revenue
Spirit’s revenue in the first quarter of 2025 decreased from the same period of 2024, primarily due to lower production activity on most Boeing programs, particularly the Boeing 737 program. For the Boeing 737 program, production activity during the first quarter of 2024 was higher due to preparation for expected rate increases which were subsequently delayed later in that same period. This decrease was partially offset by higher production activity on Airbus programs during the first quarter of 2025.
Overall deliveries increased during the first quarter of 2025 compared to the same period of 2024. Boeing 737 deliveries were significantly higher year-over-year due to the delay in deliveries caused by the initiation of the joint product verification process with Boeing during the first quarter of 2024.
Spirit’s backlog at the end of the first quarter of 2025 was approximately $48 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss in the first quarter of 2025 improved compared to the same period of 2024, primarily resulting from less total change in estimates as well as $80 million of gain driven by the sale of Fiber Materials, Inc. (FMI), partially offset by a warranty reserve of $116 million.
* Non-GAAP financial measure, see Appendix for reconciliation

During the first quarter of 2025, the Company updated its estimates related to a specific warranty issue involving parts affected by the titanium records and certifications that are alleged to have been counterfeited and established a specific warranty reserve of $116 million for the matter. These costs are accrued and recorded to unallocated costs of goods sold in the Commercial segment. The Company believes it has certain contractual rights related to recovery from suppliers and plans to aggressively pursue these.
Total change in estimates in the first quarter of 2025 included net forward losses of $293 million and unfavorable cumulative catch-up adjustments of $8 million. Net forward losses were mainly driven by the Airbus A350, Airbus A220 and Boeing 787 programs of $90 million, $86 million and $38 million, respectively, resulting from schedule changes, production performance and supply chain cost growth. Excess capacity costs during the first quarter of 2025 were $47 million. In comparison, total changes in estimates in the first quarter of 2024 included net forward losses of $495 million and unfavorable cumulative catch-up adjustments of $39 million. Additionally, excess capacity costs were $26 million in the same period of 2024.
First quarter 2025 EPS was $(5.21), compared to $(5.31) in the same period of 2024. Adjusted to exclude the incremental deferred tax asset valuation allowance, first quarter 2025 adjusted EPS* was $(4.25), compared to $(3.93) in the first quarter of 2024.
Cash
Cash from operations and free cash flow* during the first quarter of 2025 decreased compared to the same period of 2024, largely resulting from the timing of working capital, partially offset by higher Boeing 737 deliveries. The Company’s cash balance at the end of the first quarter of 2025 was $220 million.
Developments in 2024 resulted in significant reductions in projected revenue and cash flows over the next twelve months. These developments include production and delivery process changes implemented by Boeing, lower than planned 737 production rates and the lack of price increases on Airbus programs. Although the customer advances received in 2024 and 2025 have provided essential operational liquidity, there can be no assurance that Spirit will be able to obtain additional advances from customers, repay current advances on the specified due dates, renegotiate the due dates or otherwise obtain additional liquidity as needed under acceptable terms or at all. We will need to obtain additional funding to sustain operations, as we expect to continue generating operating losses for the foreseeable future.
Management has developed a plan designed to improve liquidity. These plans are dependent upon many factors, including, among other things, the outcomes of active
* Non-GAAP financial measure, see Appendix for reconciliation discussions related to the timing or amounts of repayment for certain customer advances, achieving forecasted 737 deliveries, the timing and expected proceeds received from certain divestitures and the expected timing and outcome of the transactions contemplated by the merger agreement with Boeing and the stock and asset purchase agreement with Airbus. Management is also evaluating additional strategies intended to improve liquidity to support operations, including, but not limited to, additional customer advances and restructuring of operations in an effort to increase efficiency and decrease expenses. However, there can be no assurance that these plans or strategies will sufficiently improve our liquidity needs or that we will otherwise realize the anticipated benefits. Accordingly, substantial doubt about the Company’s ability to continue as a going concern exists.
Pending Boeing Acquisition of Spirit AeroSystems Update
On June 30, 2024, the Company entered into an Agreement and Plan of Merger with The Boeing Company (the “Merger Agreement”). Upon completion of the merger, subject to the terms and conditions of the Merger Agreement, the Company would become a wholly owned subsidiary of Boeing. The closing of the transaction is expected to occur in the third quarter of 2025, subject to the completion of the divestiture of certain portions of Spirit’s business related to the performance by Spirit and its subsidiaries of their obligations under their supply contracts with Airbus SE and other closing conditions, including receipt of regulatory approvals. In connection with the proposed merger, Spirit and Boeing have each received a request for additional information (“second request”) from the Federal Trade Commission as part of the regulatory review process under the Hard-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The second request extends the waiting period imposed by the HSR Act until 30 days after Spirit and Boeing have substantially complied with the requests or the waiting period is terminated sooner by the Federal Trade Commission.
Subsequent Events
On April 28, 2025, the Company announced that it has entered into a definitive agreement with Airbus SE (the “Airbus Divestiture Agreement”) to transfer ownership of certain assets and sites involved in the production of Airbus aerostructures to Airbus. Airbus SE would acquire these assets and sites, excluding any portions thereof to be acquired by third parties, and cash in the amount of $439.0 million, for nominal consideration of one U.S. dollar, subject to working capital and other purchase price adjustments and specified additional downward adjustments if specified assets are to be acquired by a third party instead of Airbus SE. The divestiture of assets to Airbus under the terms of the Airbus Divestiture Agreement is subject to regulatory
* Non-GAAP financial measure, see Appendix for reconciliation approvals, among other closing conditions, and is expected to close in the third quarter of 2025, concurrently with the closing of the acquisition of Spirit by Boeing under the Merger Agreement
Additionally, on April 28, 2025, Spirit disclosed that it has entered into a memorandum of agreement with Airbus S.A.S. under which Airbus S.A.S. has agreed to, among other things, provide Spirit with non-interest-bearing lines of credit in an aggregate amount of $200 million, which will be used by Spirit to support Airbus programs. Under the terms of the memorandum of agreement, the repayment obligations relating to the lines of credit will be assumed by Airbus S.A.S. or one of its affiliates upon the closing under the Airbus Divestiture Agreement or, if earlier, repaid to Airbus S.A.S. on April 1, 2026.
Segment Results
Commercial
Commercial segment revenue in the first quarter of 2025 decreased from the same period of the prior year, primarily due to lower production activity on most Boeing programs, particularly the Boeing 737 program, as discussed above. Operating margin for the first quarter of 2025 decreased compared to the same period of 2024, primarily driven by lower production activity and margins on Boeing programs and the warranty reserve discussed above, partially offset by lower changes in estimate charges recorded in the current period compared to the same period of 2024. In the first quarter of 2025, change in estimates for the segment included $263 million of net forward losses and $17 million of unfavorable cumulative catch-up adjustments. Additionally, during the first quarter of 2025, the Commercial segment included excess capacity costs of $41 million. In comparison, during the first quarter of 2024, the segment recognized $494 million of net forward losses, $39 million of unfavorable cumulative catch-up adjustments, and excess capacity costs of $25 million.
Defense & Space
Defense & Space segment revenue in the first quarter of 2025 increased from the same period of the prior year. This increase was primarily due to higher activity on the Boeing P-8 and Sikorsky CH-53K, partially offset by the lack of revenue from FMI resulting from the site divestiture. Operating margin for the first quarter of 2025 decreased compared to the same period of 2024, primarily due to additional forward losses recorded on the KC-46 Tanker and KC-135 programs. The segment recorded net forward losses of $30 million and favorable cumulative catch-up adjustments of $9 million. In comparison, during the first quarter of 2024, the segment recorded net forward losses of $2 million and no cumulative catch-up adjustments.
* Non-GAAP financial measure, see Appendix for reconciliation

Aftermarket
Aftermarket segment revenue in the first quarter of 2025 increased slightly from the same period of the prior year. Operating margin in the first quarter of 2025 decreased slightly compared to the first quarter of 2024, primarily due to sales mix.
2025 Financial Outlook
In light of the Merger Agreement, and consistent with customary practice during the pendency of such transactions, Spirit will not provide guidance.
Additionally, due to the Merger Agreement, no conference call will be held in conjunction with this release. Full details of the Company's financial results are available in the Company’s Quarterly Report on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
You should read the discussion of our financial condition and results of operations in conjunction with the unaudited condensed consolidated financial statements and the notes to the unaudited condensed consolidated financial statements appearing in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. The press release may include “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “designed,” “ensure,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) (the “2024 Form 10-K”) and subsequent Quarterly Reports on Form 10-Q. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•our ability to continue as a going concern and satisfy our liquidity needs, the success of our liquidity enhancement plans, operational and efficiency initiatives, our ability to access the capital and credit markets (including as a result of any contractual limitations, including under the Merger Agreement, the outcomes of discussions related to the timing or amounts of repayment for certain customer advances, and the costs and terms of any additional financing;
•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability and willingness to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft under existing contractual commitments, including the ability or willingness to staff appropriately or expend capital for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers’ ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the conflict in the Middle East could impact certain suppliers’ ability to continue production or make timely deliveries of supplies required to produce and timely deliver our products, and may result in sanctions being imposed in response to the conflict, including trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union-represented employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, and on the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on Boeing and Airbus SE and its affiliates for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus SE and its affiliates and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our receivables financing programs;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws and domestic and foreign government policies, the impact of trade disputes and changes to trade policies, including the imposition of new or increased tariffs, retaliatory tariffs or other trade restrictions; and
•risks and uncertainties relating to the proposed acquisition of Spirit by Boeing (the “Merger”) pursuant to the Merger Agreement and the transactions contemplated by our stock and asset purchase agreement with Airbus SE (the “Airbus Business Disposition” and, together with the Merger, the “Transactions”), including, among others, the possible inability of the parties to a Transaction to obtain the required
* Non-GAAP financial measure, see Appendix for reconciliation regulatory approvals for such Transaction and to satisfy the other conditions to the closing of such Transaction on a timely basis or at all; the possible occurrence of events that may give rise to a right of one or more of the parties to the Merger Agreement or the agreement for the Airbus Business Disposition to terminate such agreement; the risk that we are unable to consummate the Transactions on a timely basis or at all for any reason, including, without limitation, failure to obtain the required regulatory approvals, or failure to satisfy other conditions to the closing of either of the Transactions; the potential for the pendency of the Transactions or any failure to consummate the Transactions to adversely affect the market price of Spirit common stock or our financial performance or business relationships; risks relating to the value of Boeing common stock to be issued in the Merger; the possibility that the anticipated benefits of the Transactions cannot be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations with those of Boeing will be greater than expected; risks relating to significant transaction costs; the intended or actual tax treatment of the Transactions; litigation or other legal or regulatory action relating to the Transactions or otherwise relating to us or other parties to the Transactions instituted against us or such other parties or Spirit’s or such other parties’ respective directors and officers and the effect of the outcome of any such litigation or other legal or regulatory action; risks associated with contracts containing provisions that may be triggered by the Transactions; potential difficulties in retaining and hiring key personnel or arising in connection with labor disputes during the pendency of or following the Transactions; the risk of other Transaction-related disruptions to our business, including business plans and operations; the potential for the Transactions to divert the time and attention of management from ongoing business operations; the potential for contractual restrictions under the agreements relating to the Transactions to adversely affect our ability to pursue other business opportunities or strategic transactions; and competitors’ responses to the Transactions.

These factors are not exhaustive, and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the sections captioned “Risk Factors” in the 2024 Form 10-K and the Company’s subsequent Quarterly Reports on Form 10-Q, for a more complete discussion of these and other factors that may affect our business.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Joe Buccino (915) 245-7888
On the web: http://www.spiritaero.com
* Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2025	2024	Change

Net Revenues	$1,522	$1,703	(11%)
Operating Loss	($487)	($528)	8%
Operating Loss as a % of Revenues	(32.0%)	(31.0%)	(100) BPS
Net Loss	($613)	($617)	1%
Net Loss as a % of Revenues	(40.3%)	(36.2%)	(410) BPS
Net Loss Per Share (Fully Diluted)	($5.21)	($5.31)	2%
Adjusted Net Loss Per Share (Fully Diluted)*	($4.25)	($3.93)	(8%)
Fully Diluted Weighted Avg Share Count	117.6	116.2

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	1st Quarter
($ in millions)	2025	2024	Change

Cash used in Operations	($420)	($416)	(1%)
Purchases of Property, Plant & Equipment	($55)	($29)	(91%)
Free Cash Flow*	($474)	($444)	(7%)

Cash and Total Debt	April 3, 2025	December 31, 2024

Cash	$220	$537
Total Debt	$4,363	$4,394

Table 3. Segment Reporting (unaudited)
	1st Quarter
($ in millions)	2025	2024	Change

Segment Revenues
Commercial	$1,161.6	$1,356.1	(14.3%)
Defense & Space	261.0	250.8	4.1%
Aftermarket	99.2	95.9	3.4%
Total Segment Revenues	$1,521.8	$1,702.8	(10.6%)

Segment (Loss) Earnings from Operations
Commercial	($464.9)	($484.9)	4.1%
Defense & Space	(10.7)	32.2	**
Aftermarket	14.5	17.2	(15.7%)
Total Segment Operating Loss	($461.1)	($435.5)	(5.9%)

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(40.0%)	(35.8%)	(420) BPS
Defense & Space	(4.1%)	12.8%	**
Aftermarket	14.6%	17.9%	(330) BPS
Total Segment Operating Loss as % of Revenues	(30.3%)	(25.6%)	(470) BPS

Unallocated Expense
SG&A	($91.8)	($81.5)	(12.6%)
Research & Development	(14.5)	(10.6)	(36.8%)
Gain on Dispositions of Businesses	80.4	—	**
Total Loss from Operations	($487.0)	($527.6)	7.7%

Total Operating Loss as a % of Revenues	(32.0%)	(31.0%)	(630) BPS

** Represents an amount in excess of 100% or not meaningful.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2025	2024
B737	127	44
B767	2	5
B777	7	8
B787	9	13
Total Boeing	145	70

A220	22	15
A320 Family	186	153
A330	10	7
A350	18	16
Total Airbus	236	191

Business/Regional Jet	48	46

Total	429	307

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	April 3, 2025	March 28, 2024
	($ in millions, except per share data)
Net revenues	$1,521.8	$1,702.8
Operating costs and expenses:
Cost of sales	1,982.9	2,138.3
Selling, general and administrative	91.8	81.5
Research and development	14.5	10.6
(Gain) on dispositions of businesses	(80.4)	—
Total operating costs and expenses	2,008.8	2,230.4
Operating loss	(487.0)	(527.6)
Interest expense and financing fee amortization	(99.5)	(80.2)
Other (expense) income, net	(19.9)	2.3
Loss before income taxes and equity in net loss of affiliates	(606.4)	(605.5)
Income tax provision	(6.0)	(11.0)
Loss before equity in net loss of affiliates	(612.4)	(616.5)
Equity in net loss of affiliates	(0.3)	(0.1)
Net loss	($612.7)	($616.6)
Less noncontrolling interest in earnings of subsidiary	(0.2)	(0.1)
Net loss attributable to common shareholders	($612.9)	($616.7)

Loss per share
Basic	($5.21)	($5.31)
Diluted	($5.21)	($5.31)

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	April 3, 2025	December 31, 2024
	($ in millions)
Assets
Cash and cash equivalents	$220.2	$537.0
Accounts receivable, net	527.6	395.3
Contract assets, short-term	646.1	777.9
Inventory, net	2,019.8	1,891.7
Assets of business held for sale	—	100.6
Other current assets	90.6	58.0
Total current assets	3,504.3	3,760.5
Property, plant and equipment, net	1,930.9	1,947.9
Intangible assets, net	146.4	149.5
Goodwill	630.2	630.0
Right of use assets	82.6	79.0
Pension assets	52.5	49.4
Restricted plan assets	21.1	41.2
Deferred income taxes	0.2	0.1
Other assets	101.5	105.2
Total assets	$6,477.5	$6,762.8
Liabilities
Accounts payable	$1,083.1	$1,041.1
Accrued expenses	505.5	453.3
Profit sharing	25.2	59.0
Current portion of long-term debt	400.6	424.5
Operating lease liabilities, short-term	10.1	10.0
Advance payments, short-term	159.9	158.1
Contract liabilities, short-term	230.2	270.3
Forward loss provision, short-term	585.3	471.5
Deferred revenue and other deferred credits, short-term	99.3	75.4
Customer financing, short-term	112.0	532.0
Liabilities of business held for sale	—	18.8
Other current liabilities	181.4	53.4
Total current liabilities	3,392.6	3,567.4
Long-term debt	3,962.0	3,969.7
Operating lease liabilities, long-term	74.7	69.8
Advance payments, long-term	177.2	181.0
Pension/OPEB obligation	24.0	24.9
Contract liabilities, long-term	173.0	177.4
Forward loss provision, long-term	834.9	799.8
Deferred revenue and other deferred credits, long-term	15.6	46.7
Deferred grant income liability — non-current	23.9	25.1
Deferred income taxes	10.5	7.8
Customer financing, long-term	831.2	372.0
Other non-current liabilities	151.3	137.2
Stockholders’ Equity (Deficit)
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 117,318,648 and 117,266,121 shares issued and outstanding, respectively	1.2	1.2
Additional paid-in capital	1,464.9	1,457.6
Accumulated other comprehensive loss	(72.1)	(100.1)
Retained (deficit) earnings	(2,136.4)	(1,523.5)
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity (deficit)	(3,199.1)	(2,621.5)
Noncontrolling interest	5.7	5.5
Total equity (deficit)	(3,193.4)	(2,616.0)
Total liabilities and equity (deficit)	$6,477.5	$6,762.8

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	April 3, 2025	March 28, 2024
	($ in millions)
Operating activities
Net loss	($612.7)	($616.6)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	68.8	77.9
Amortization of deferred financing fees	5.0	1.7
Accretion of customer supply agreement	0.7	0.8
Employee stock compensation expense	8.3	10.8
Gain from derivative instruments	(0.9)	(1.2)
Loss (gain) from foreign currency transactions	25.3	(5.9)
Loss on disposition of assets	0.1	0.7
Deferred taxes	1.9	9.0
Pension and other post-retirement plans income	(1.1)	(2.8)
Grant liability amortization	(0.3)	(0.3)
Equity in net loss of affiliates	0.3	0.1
Forward loss provision	143.1	378.1
Asset impairment charges	5.4	—
Gain on settlement of financial instrument	(0.3)	(0.5)
Gain on dispositions of businesses	(80.4)	—
Changes in assets and liabilities
Accounts receivable, net	(136.8)	7.4
Contract assets	125.6	(309.8)
Inventory, net	(113.9)	(34.8)
Accounts payable and accrued liabilities	116.7	99.7
Profit sharing/deferred compensation	(34.1)	6.7
Advance payments	(2.0)	12.2
Income taxes receivable/payable	2.8	2.7
Contract liabilities	(45.6)	(48.0)
Pension plans employer contributions	(0.8)	(0.7)
Deferred revenue and other deferred credits	(8.9)	(0.5)
Warranty liabilities	114.4	(0.2)
Other	(0.1)	(2.1)
Net cash used in operating activities	($419.5)	($415.6)
Investing activities
Purchase of property, plant and equipment	(54.7)	(28.7)
Proceeds from dispositions of businesses	162.6	—
Net cash provided by (used in) investing activities	$107.9	($28.7)
Financing activities
Receipts from customer financing	39.2	—
Principal payments of debt	(14.7)	(16.5)
Payments on term loan	(1.5)	—
Payments on bonds	(20.8)	—
Taxes paid related to net share settlement awards	(1.0)	(4.5)
Debt issuance and financing costs	(2.3)	(0.5)
Net cash used in financing activities	($1.1)	($21.5)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	(0.3)
Net decrease in cash, cash equivalents and restricted cash for the period	($313.2)	($466.1)
Cash, cash equivalents, and restricted cash, beginning of the period	566.5	845.9
Cash, cash equivalents, and restricted cash, end of the period	$253.3	$379.8
* Non-GAAP financial measure, see Appendix for reconciliation

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	April 3, 2025	March 28, 2024
Cash and cash equivalents, beginning of the period	$537.0	$823.5
Restricted cash, short-term, beginning of the period	—	0.1
Restricted cash, long-term, beginning of the period	29.5	22.3
Cash, cash equivalents, and restricted cash, beginning of the period	$566.5	$845.9

Cash and cash equivalents, end of the period	$220.2	$352.0
Restricted cash, short-term, end of the period	—	0.1
Restricted cash, long-term, end of the period	33.1	27.7
Cash, cash equivalents, and restricted cash, end of the period	$253.3	$379.8

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this press release) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this press release are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings (Loss) Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings (loss) per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	1st Quarter
	2025	2024

GAAP Diluted (Loss) Earnings Per Share	($5.21)	($5.31)
Deferred Tax Asset Valuation Allowance (a)	0.96	1.38
Adjusted Diluted (Loss) Earnings Per Share	($4.25)	($3.93)

Diluted Shares (in millions)	117.6	116.2

(a) Represents the deferred tax asset valuation allowance (included in Income tax provision)

Free Cash Flow

	1st Quarter
($ in millions)	2025	2024

Cash from Operations	($420)	($416)
Capital Expenditures	(55)	(29)
Free Cash Flow	($474)	($444)